UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following e-mail was sent to employees of Jazz Pharmaceuticals plc on July 14, 2025.

Subject: From Neena Patil: An important reminder - Please vote your shares

Dear Jazzicians,

I am writing in connection with our 2025 Annual General Meeting of Shareholders (AGM) approaching on 24 July because many of you are shareholders in addition to being employees of Jazz Pharmaceuticals.

Please take a moment now to ensure that your shares are represented at this important meeting. As a Jazz Pharmaceuticals shareholder, your vote is very important.

We have a number of important proposals being voted on at the AGM. Jazz Pharmaceuticals’ board of directors and management team recommend that you vote your shares “FOR” each of the director nominees and “FOR” the other three proposals. Please refer to our proxy statement and the additional proxy materials that have been filed with the SEC for more details regarding the nominees and proposals.

If you were a shareholder on the record date 29 May 2025, you should have received instructions in the mail or electronically from your bank or broker about how to vote your shares and more information is provided below about E*Trade notifications.

Only shareholders of record at the close of business on the record date may vote at the AGM.

We encourage you to vote your shares as soon as possible.

For E*Trade employee stock plan services, please call +1.800.838.0908 (or 1.650.599.0125 if outside the US).

You may also reach out to Aislinn Doody or Julie Panigrahi for further assistance.

Thank you for your continued contributions to the growth and success of Jazz Pharmaceuticals and thank you in advance for voting promptly.

E*Trade Notifications:

If you hold shares through E*Trade and receive communications electronically, you should have received an email on or close to June 14th, from E*Trade with a “from” address of id@ProxyVote.com with the subject heading “Vote now! JAZZ PHARMACEUTICALS PLC Annual Meeting” with instructions about how to vote your shares (please check your “spam” or ‘junk” folder if you did not receive it). If you do not receive communications from E*Trade electronically, you should have received instructions about how to vote your shares in the mail.